Exhibit 2.1

PURCHASE AGREEMENT AND ESCROW INSTRUCTIONS

SEPTEMBER 19, 2005

BUYER:

REALTY INCOME CORPORATION,

A MARYLAND CORPORATION

SELLER:

KERASOTES SHOWPLACE THEATRES, LLC,

A DELAWARE LIMITED LIABILITY COMPANY

PURCHASE AGREEMENT AND ESCROW INSTRUCTIONS

TABLE OF CONTENTS

1.	PURCHASE PRICE
2.	OPENING OF ESCROW
3.	TITLE TO PROPERTIES
4.	CONDITIONS TO BUYER’S OBLIGATION TO PURCHASE
	4.1	Approvals by Buyer
	4.2	Utilities
	4.3	Physical Characteristics of the Properties
	4.4	Accuracy of Representations
	4.5	Foreign Investments
	4.6	Lease and Memorandum
	4.7	Change in Conditions
	4.8	Failure of Conditions
5.	CONDITIONS TO SELLER’S OBLIGATION TO SELL
	5.1	Performance by Buyer
	5.2	Accuracy of Representations
	5.3	Payment of Purchase Price
	5.4	Lease and Memorandum
6.	BUYER’S DELIVERIES TO TITLE COMPANY AND SELLER
	6.1	Purchase Price
	6.2	Leases and Memorandums
	6.3	Failure to Deliver
7.	SELLER’S DELIVERIES TO TITLE COMPANY AND BUYER
	7.1	Deeds
	7.2	Lease and Memorandums
	7.3	Documents Needed to Close
	7.4	Failure to Deliver
8.	THE CLOSING
	8.1	Date and Manner of Closing
	8.2	Delay in Closing; Authority to Close
9.	PRORATION, COSTS AND EXPENSES
	9.1	Prorations and Apportionments
	9.2	Payment of Adjustments to Proration
	9.3	Seller’s Costs and Expenses
	9.4	Buyer’s Costs and Expenses
10.	DISTRIBUTION OF FUNDS AND DOCUMENTS
	10.1	Form of Distributions
	10.2	Recorded Documents
	10.3	Non-Recorded Documents

	10.4	Cash Disbursements
	10.5	Copies of Documents
11.	RETURN OF DOCUMENTS AND FUNDS UPON TERMINATION
	11.1	Return of Seller’s Documents
	11.2	Return of Buyer’s Documents
	11.3	No Effect on Rights of Parties
	11.4	Payment of Termination Fee
12.	DEFAULT
	12.1	Seller’s Remedy
	12.2	Buyer’s Obligation re Liquidated Damages.
	12.3	Buyer’s Remedies
13.	REPRESENTATIONS AND WARRANTIES OF SELLER
	13.1	Authority of Seller
	13.2	Condition of Properties
	13.3	Use and Operation
	13.4	Land Use Regulation
	13.5	Reports, Contracts and Other Documents
	13.6	Absence of Fraud and Misleading Statements
	13.7	Litigation
	13.8	Other Contracts to Convey
	13.9	Environmental Compliance/Hazardous Materials
	13.10	Property Tax Assessment
	13.11	Agreements Affecting the Properties
	13.12	Use Permits and Other Approvals
	13.13	Confidentiality
	13.14	Survival
	13.15	No Broker
	13.16	Seller’s Actual Knowledge.
14.	REPRESENTATIONS & WARRANTIES OF BUYER
	14.1	Authority of Buyer
	14.2	Absence of Fraud and Misleading Statements
	14.3	Litigation
	14.4	Financial Condition
	14.5	Confidentiality
	14.6	Survival
	14.7	No Broker
15.	COVENANTS
	15.1	Indemnification by Parties
	15.2	Maintenance
	15.3	Ordinary Course
	15.4	Closing After Breach by Seller
16.	LOSS BY FIRE OR OTHER CASUALTY; CONDEMNATION
	16.1	Damage or Destruction
	16.2	Condemnation
17.	POSSESSION

18.	NOTICES
19.	GENERAL PROVISIONS
	19.1	Recitals
	19.2	Manner of Taking Title
	19.3	Right to Assign
	19.4	Gender; Number
	19.5	Captions
	19.6	Exhibits
	19.7	Entire Agreement
	19.8	Modification
	19.9	Attorneys’ Fees
	19.10	Joint and Several Liability
	19.11	Governing Law
	19.12	Consent to Jurisdiction
	19.13	Waiver of Jury Trial
	19.14	Time of Essence
	19.15	Severability
	19.16	Successors and Assigns
	19.17	Omitted
	19.18	Drafting
	19.19	No Agreement Until Mutually Accepted
	19.20	Counterparts

EXHIBIT “A” - PROPERTY LIST

EXHIBIT “B” — INTENTIONALLY DELETED

EXHIBIT “C” - CLOSING CHECKLIST

EXHIBIT “D” - MINIMUM REQUIREMENTS FOR ALTA/ACSM LAND TITLE SURVEYS

EXHIBIT “E” — FIRPTA CERTIFICATE

EXHIBIT “F” — CRESTNET PROPERTIES

PURCHASE AGREEMENT AND ESCROW INSTRUCTIONS

This Purchase Agreement and Escrow Instructions (this “Agreement”), dated September 19, 2005 for reference purposes only, is made by and between KERASOTES SHOWPLACE THEATRES, LLC, a Delaware limited liability company (“Seller”), and REALTY INCOME CORPORATION, a Maryland corporation (“Buyer”), and is made with reference to the recitals set forth below, and constitutes (i) a contract of purchase and sale between the parties and (ii) escrow instructions to STEWART TITLE GUARANTY COMPANY (“Title Company”).

RECITALS

                A.            Properties.             Seller, or one or more wholly-owned subsidiaries controlled by Seller, owns seventeen (17) certain real properties, together with all improvements located thereon and appurtenances thereunto belonging, which real properties are identified on the “Property List,” attached hereto and incorporated herein as Exhibit “A.”  The terms “Property” and “Properties” as used in this Agreement (i) shall mean certain or all (as the context may require) of the real properties identified on the Property List, and (ii) shall not include any of Seller’s furniture, trade fixtures (including without limitation any theater seats), equipment, machinery, furnishings, face plates of signage and other articles of movable property at the Properties as may be deemed necessary or desirable by Seller for the conduct of Seller’s business at the Properties under each Lease (as defined below).

B.            Purchase and Sale.               Seller desires to sell all of Seller’s right, title and interest in and to the Properties upon the terms and conditions set forth below.  Buyer desires to purchase all of Seller’s right, title, and interest in and to the Properties upon the terms and conditions set forth below.

C.            Leasehold Interest.              Concurrently with the Closing (as defined in Section 8), Buyer, as landlord, shall lease the Properties to Seller, as tenant, pursuant to certain Land and Building Lease Agreements (each, a “Lease”) which Lease shall be in form and substance acceptable to Landlord and Tenant.

1.     PURCHASE PRICE

In consideration of the covenants contained in this Agreement, Seller shall sell and Buyer shall purchase the Properties for a total purchase price TWO HUNDRED MILLION DOLLARS ($200,000,000) (“Purchase Price”) which shall be delivered by Buyer to Title Company on or before the Closing in Cash (defined as an amount credited by wire transfer into Title Company’s bank account).  The portion of the Purchase Price allocated to each of the Properties (“Individual Purchase Price”) is listed on “Exhibit “A.”  Buyer reserves the right to reallocate the Individual Purchase Prices among the Properties at any time prior to the Closing subject to Seller’s consent, which consent shall not be unreasonably withheld, conditioned or delayed.

2.     OPENING OF ESCROW

Within two (2) business days following the execution of this Agreement, Buyer and Seller shall open an escrow (“Escrow”) with Title Company for the Properties and shall deposit with Title Company fully executed counterparts of this Agreement for use as escrow instructions.  Buyer and Seller shall execute Title Company’s usual form of supplemental escrow instructions for transactions of this type; provided, however, that such escrow instructions shall be for the purpose of implementing this Agreement, shall incorporate this Agreement by reference, and shall specifically provide that no provisions shall have the effect of modifying this Agreement unless it is so expressly stated and initialed on behalf of Buyer and Seller.

3.     TITLE TO PROPERTIES

At Closing, Seller shall convey to Buyer fee simple title to the Properties by execution and delivery of deeds (“Deeds”) for the Properties in the forms customarily used in connection with commercial real property transactions in the states and counties in which the Properties are situated (which Deeds shall specifically exclude any and all trade fixtures, including without limitation theater seats, at the Properties).  At the Closing Buyer shall receive from Title Company an ALTA Owner’s Extended Policy of Title Insurance (“Title Policy”) with liability in the full amount of the Individual Purchase Price insuring fee simple title to each of the Properties in Buyer, subject only to exceptions approved by Buyer as provided in Section 4.1, together with such endorsements as may be reasonably requested by Buyer, including, without limitation survey, access, owner’s comprehensive and contiguity (these four (4) endorsements being referred to herein as the “Endorsements”).  Indemnification of the Title Company to induce it to insure any otherwise non-permitted exception to title except for (1) matters that can be satisfied by the payment of money, and (2) matters which individually or in the aggregate are not expected to affect adversely the operation or use of any Property as a theater, shall not be allowed except with the prior written consent of Buyer not to be unreasonably withheld, conditioned or delayed, after full disclosure to Buyer of the nature and substance of such exception and indemnity.  The Title Policy shall provide survey coverage and shall provide full coverage against mechanics’ and materialmen’s liens arising out of the construction, repair or alteration of any of improvements located on the Properties.

4.     CONDITIONS TO BUYER’S OBLIGATION TO PURCHASE

Buyer’s obligation to purchase the Properties is expressly conditioned upon each of the following:

4.1                 Approvals by Buyer

Buyer’s receipt and approval for the Properties of the following prior to the Closing:

4.1.1                        ALTA Commitments for Policy of Title Insurance.  The issuance of an ALTA commitment for policy of title insurance, together with complete and legible copies of all encumbrances and liens of record (“Commitment”), with respect to each of the Properties to be forwarded to Buyer for approval.  If no written disapproval of any items in the Commitment for a particular Property is received from Buyer on or before ten (10) days after the later of delivery of such Commitment to Buyer or delivery of the respective As-built Survey (as defined in Section 4.1.2) for a particular Property, the Commitment shall be deemed approved by Buyer.

4.1.2                        As-built Surveys.  A survey of each of the Properties (“As-built Survey”) prepared by a licensed surveyor or civil engineer in sufficient detail to provide for the Title Policies, certified to Buyer and Title Company conforming to the minimum requirements for ALTA/ACSM land title surveys set forth on Exhibit “D,” attached hereto and made a part hereof, to be delivered to Buyer.  If no written disapproval of the As-built Survey for a particular Property is received from Buyer on or before ten (10) days after the later of delivery of the As-built Survey or the respective Commitment, the As-built Survey shall be deemed approved by Buyer.

4.1.3                        Phase I Environmental Site Assessment Report.  A Phase I environmental site assessment report (“Phase I”) in accordance with ASTM guidelines to be prepared by Giles Engineering Associates, Inc. for each of the Properties; provided that the Phase I be dated no earlier than six (6) months prior to the Closing Date (as defined in Section 8), and further provided that written evidence of Buyer’s ability to rely on the Phase I be contemporaneously delivered to Buyer.  If no written disapproval of the Phase I for a particular Property is received from Buyer on or before ten (10) days after delivery of same, the Phase I shall be deemed approved by Buyer.

4.1.4                        Plans and Specifications.  As-built plans and specifications for the Properties in possession of Seller.

4.1.5                        Appraisals.  Intentionally deleted.

4.1.6                        Certificates of Occupancy.  A notice of completion and/or permanent certificate of occupancy or its equivalent certifying that construction has been completed for each of the Properties.

4.1.7                        Other Documents.  All other documents listed on Exhibit “C” entitled “Closing Checklist” for the Properties.

4.1.8                        Statement of Matters Affecting Title.  A statement of (and, if available, copies of) any other matters of any nature of which Seller has knowledge and which affect title to any part of the Properties, to the extent not of record, whether or not visible or ascertainable by inspection of the Properties.

4.1.9                        Property Condition Survey.  Intentionally deleted.

4.1.10                      Investment Committee Approval.  Omitted.

4.1.11                      Board of Directors Approval.  Omitted.

4.1.12                      Seller’s Efforts.  Seller shall use its good faith efforts to obtain, deliver or cause the issuance of the items described in Sections 4.1.1-4.1.4, and 4.1.6-4.1.8 as soon as practicable.

4.1.13                      Approval on a Property-by-Property Basis.  A delay in delivery of any of the items required by Sections 4.1.1 through 4.1.4 and 4.1.6 through 4.1.8 for a particular Property shall not extend the time for Buyer’s approval of such items for other Properties, or for other items concerning the particular Property.

4.2                 Utilities

Buyer’s reasonable satisfaction that all water, sewer, gas, electric, telephone, and drainage facilities and all other utilities required by law or by the normal use and operation of the Properties are and at the time of Closing will be installed to the property lines of the Properties, are and at the time of Closing will be connected and operating pursuant to valid permits, and are and at the time of Closing will be adequate to service the Properties and to permit full compliance with all requirements of law and normal usage of the Properties.

4.3                 Physical Characteristics of the Properties

Buyer’s review and approval, on or prior to the date hereof, of the structural, mechanical, electrical and other physical characteristics of the Properties (which approval shall be deemed given by Buyer’s execution and delivery of this Agreement).

4.4                 Accuracy of Representations

All of Seller’s representations and warranties contained in or made pursuant to this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing, and Seller shall have materially complied with all of Seller’s covenants and agreements contained in or made pursuant to this Agreement.

4.5                 Foreign Investments

Buyer’s receipt of the affidavit, certification, or notice required by Section 1445 of the Internal Revenue Code of 1986, as amended and the Regulations pursuant thereto, in form attached as Exhibit “E”.

4.6                 Lease and Memorandum

Execution and delivery by Seller of a Lease and a Memorandum of Lease for each of the Properties.

4.7                 Change in Conditions

If any of the conditions in this Section 4 change after having been satisfied or waived by Buyer and before the transaction contemplated herein is closed, then such condition(s) shall be reinstated as if having never been satisfied or waived by Buyer.

4.8                 Failure of Conditions

4.8.1                        The foregoing conditions contained in this Section 4 are intended solely for the benefit of Buyer.  If any of the foregoing conditions are not satisfied or approved by Buyer, Buyer shall have the right at its sole election either (i) to waive the condition in question and proceed with the purchase of the Properties pursuant to all of the other terms of this Agreement or (ii) to not purchase the Properties.  With the sole exception of any Property that is determined by Buyer in its reasonable business judgment to have a material title defect that would materially adversely affect Buyer’s ownership of the Property (other than the right of first offer held by the City of Mt. Vernon with respect to the Mt. Vernon Showplace 8), Buyer shall not have the right to acquire fewer than all of the Properties except with Seller’s consent, which Seller may give or withhold for any reason.

4.8.2                        By written agreement, the Closing may be extended for a reasonable time if required to allow the conditions contained in this Section 4 to be satisfied, subject to Buyer’s further rights to terminate this Agreement upon the expiration of the period of any extension if all such conditions have not then been satisfied.

5.     CONDITIONS TO SELLER’S OBLIGATION TO SELL

Seller’s obligation to sell is expressly conditioned upon each of the following:

5.1                 Performance by Buyer

Timely performance of each obligation, covenant and delivery required of Buyer.

5.2                 Accuracy of Representations

All of Buyer’s representations and warranties contained in or made pursuant to this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material at the Closing, and Buyer shall have materially complied with all of Buyer’s covenants and agreements contained in or made pursuant to this Agreement.

5.3                 Payment of Purchase Price

Payment of the Purchase Price at the Closing in the manner provided in this Agreement.

5.4                 Lease and Memorandum

Execution and delivery by Buyer of a Lease and a Memorandum of Lease for each of the Properties.

5.5                 Individual Purchase Price Allocations.

Any reallocation by Buyer of the Individual Purchase Prices among the Properties prior to Closing shall be reasonably approved by Seller.

6.     BUYER’S DELIVERIES TO TITLE COMPANY AND SELLER

6.1                 Purchase Price

6.1.1                        Promptly upon execution hereof, Buyer shall deliver in Cash to Title Company the sum of One Million Dollars ($1,000,000) as an earnest money deposit (“Earnest Money Deposit”).  Title Company shall deposit the Earnest Money Deposit in an interest bearing account, the interest upon which shall accrue to the benefit of, and the cost of establishing which shall be borne by, Buyer.

6.1.2                        On or before the Closing (and in sufficient time so that Closing is not delayed beyond the Closing Date), Buyer shall deliver in Cash to Title Company the balance of Purchase Price in the amount of $199,000,000 as set forth in Section 1, less or plus the adjustments, if any, made pursuant to Section 9.

6.2                 Leases and Memorandums

On or before the Closing, Buyer shall deliver to Title Company the Lease for each of the Properties executed by Buyer.  On or before the Closing, Buyer shall deliver to Title Company the Memorandum of Lease for each of the Properties executed and acknowledged by Buyer.

6.3                 Failure to Deliver

The failure of Buyer to make any required delivery within the specified time shall constitute a material breach by Buyer.

7.     SELLER’S DELIVERIES TO TITLE COMPANY AND BUYER

7.1                 Deeds

On or before the Closing, Seller shall deliver to Title Company the Deeds for the Properties executed and acknowledged by Seller.

7.2                 Lease and Memorandums

On or before the Closing, Seller shall deliver to Title Company the Lease for each of the Properties executed by Seller.  On or before the Closing, Seller shall deliver to Title Company the Memorandums of Lease for each of the Properties executed and acknowledged by Seller.

7.3                 Documents Needed to Close

On or before the Closing, Seller shall deliver to Buyer each and every document for the Properties described in Section 4, subject to Buyer’s right to waive delivery.

7.4                 Failure to Deliver

The failure of Seller to make any required delivery within the specified time shall constitute a material breach by Seller.

8.     THE CLOSING

8.1                 Date and Manner of Closing

Title Company shall close the Escrow (“Closing”) on or before September 29, 2005 (“Closing Date”), provided that all of the conditions to Buyer’s obligation to purchase have been either satisfied or waived (including, without limiting the generality of the foregoing, receipt by Buyer of all of the items listed on the Closing Checklist for the Properties on or before September 15, 2005).  The Escrow shall be deemed closed when (i) all documents required to be delivered to Buyer and Title Company pursuant to this Agreement have been delivered or delivery of such document(s) has been waived; (ii) the Title Company is irrevocably committed to issuing the Title Policy; and (iii) all funds required to be delivered to Title Company pursuant to this Agreement have been delivered.

8.2                 Delay in Closing; Authority to Close

If Title Company cannot close the Escrow on or before the Closing Date, it will nevertheless close when all conditions have been satisfied or waived, notwithstanding that one or more of such conditions was not timely performed, unless after the Closing Date and prior to the close of the delayed Escrow, Title Company receives a written notice to terminate the Escrow and this Agreement from a party who, at the time such notice is delivered, is not in default.  Neither (i) the exercise of the right of termination, (ii) delay in the exercise of the right of termination, nor (iii) the return of monies and documents, shall affect the right of the party giving notice of termination to pursue legal or equitable remedies for the other party’s breach of this Agreement,  nor shall (x) the giving of such notice, (y) the failure to object to termination of the Escrow, or (z) the return of monies and documents affect the right of the other party to pursue legal or equitable remedies for the breach of the party who gives notice.

9.     PRORATION, COSTS AND EXPENSES

9.1                 Prorations and Apportionments

Contemporaneously with the Closing, Seller intends to lease the Properties from Buyer.  Therefore, the parties do not anticipate the need to prorate revenues or expenses.  However, in the event an item of expense or revenue must be prorated, it shall be prorated and apportioned as of 12:01 a.m. on the date of the Closing so that Seller shall bear all expenses with respect to the Properties and shall have the benefit of all income with respect to the Properties through and including the period preceding the date of the Closing.  Any taxes or other amounts which cannot be ascertained with certainty as of the Closing shall be prorated on the basis of the parties’ reasonable estimates of such amount(s) and shall be the subject of a final proration thirty (30) days after the Closing or as soon thereafter as the precise amounts can be ascertained.

Notwithstanding the foregoing, monthly rent payable by the “Tenant” under the Lease shall be prorated based upon the actual number of days in the month in which the Closing occurs, and shall be paid by Seller at the Closing for the period commencing on the Closing and ending on the last day of the month in which the Closing occurs.  In addition, if the Closing occurs on or after the twenty-fifth (25th) day of the month, Seller also shall pay the monthly rent payable by Tenant under the Lease for the immediately succeeding calendar month.

9.2                 Payment of Adjustments to Proration

Either party owing the other party a sum of money based on adjustments made to prorations after the Closing shall promptly pay that sum to the other party, together with interest thereon at the rate of twelve percent (12%) per annum to the date of payment if payment is not made within ten (10) days after mutual agreement of the amount due.

9.3                 Seller’s Costs and Expenses

Seller shall pay the cost of procuring ALTA Extended (owner’s) Coverage under the Title Policies (together with search and exam fees and other customary fees charged by Title Company in connection with issuance of the Commitments and Title Policies and the cost of the Endorsements), As-built Surveys, Phase Is, documentary or other transfer taxes applicable to the sale, the Escrow fee, brokerage fees and commissions payable to Banc of America Securities, and Seller’s own attorneys’ fees.

9.4                 Buyer’s Costs and Expenses

Buyer shall pay for Buyer’s own physical site inspections of the Properties, the cost of any third party reports procured solely by Buyer for Buyer’s own use, title endorsements requested by Buyer in addition to the Endorsements, and for Buyer’s own attorneys’ fees.

10.  DISTRIBUTION OF FUNDS AND DOCUMENTS

10.1               Form of Distributions

All disbursements by Title Company shall be made by wire transfers to the account of, and as directed by, the receiving party.

10.2               Recorded Documents

Title Company shall cause the County Recorder of the County in which the Properties are located to mail the Deeds (and any other documents which are required by this Agreement to be, or by general usage are, recorded) after recordation, to the grantee, beneficiaries, or person (i) acquiring rights under the documents or (ii) for whose benefit the documents were acquired.

10.3               Non-Recorded Documents

Title Company shall, at the Closing, deliver by overnight courier (or shall hold for personal pickup, if requested), each non-recorded document received by Title Company to the payee or person (i) acquiring rights under the document or (ii) for whose benefit the documents were acquired.

10.4               Cash Disbursements

At the Closing, Title Company shall wire transfer (i) to Seller, or order, the Cash Purchase Price plus any proration or other credits to which Seller shall be entitled for the Properties and less any appropriate proration or other charges and (ii) to Buyer, or order, any excess funds previously delivered to Title Company by Buyer.

10.5               Copies of Documents

Following the Closing, Title Company shall deliver to Buyer and to Seller a copy of the Deeds (conformed to show recording data) and each other recorded document for the Properties.

11.  RETURN OF DOCUMENTS AND FUNDS UPON TERMINATION

11.1               Return of Seller’s Documents

In the event the Escrow is terminated for any reason (other than the default of Seller), Buyer shall, within fifteen (15) calendar days following the termination, deliver to Seller all documents and materials, if any, relating to the Properties previously delivered to Buyer by Seller.  Title Company shall deliver all documents and materials relating to the Properties previously deposited by Seller and then in Title Company’s possession to Seller.

11.2               Return of Buyer’s Documents

In the event the Escrow is terminated for any reason (other than the default of Buyer), Seller shall, within fifteen (15) calendar days following termination, deliver to Buyer all funds and documents, if any, relating to the Properties, previously delivered to Seller by Buyer.  Title Company shall deliver all documents, materials, and funds relating to the Properties previously deposited by Buyer and then in Title Company’s possession to Buyer.  In the event of termination of this Agreement as a result of which Seller claims by written notice to Buyer and Title Company that Seller is entitled to liquidated damages pursuant to Section 12.1, then without limiting the total amount of liquidated damages that Seller is entitled to pursuant to Section 12.1, Title Company shall deliver the Earnest Money Deposit to Seller within three (3) business days of demand therefor by Seller unless, prior to the expiration of such three (3) business day period, Buyer shall object to such delivery, in which event Title Company shall retain the Earnest Money Deposit until it receives the mutual instruction of Buyer and Seller or a final court order determining the entitlement of Buyer or Seller to the return of the Earnest Money Deposit or the payment of liquidated damages, as applicable.

11.3               No Effect on Rights of Parties

The return of documents and monies as set forth above shall not affect the right of either party to seek the legal or equitable remedies that the party may have with respect to the enforcement of this Agreement.

11.4               Payment of Termination Fee

Title Company may condition its deliveries upon payment of a termination fee by the party requesting delivery.  Notwithstanding the foregoing, any termination fee shall be paid (or reimbursed) by the defaulting party, or paid equally if neither party is then in default.

12.  DEFAULT

12.1               Seller’s Remedy

If Buyer fails to complete the acquisition of the Properties by reason of any default by Buyer, Seller shall be released from any further obligations and shall be entitled to the following:

INSOFAR AS IT WOULD BE EXTREMELY IMPRACTICABLE AND DIFFICULT TO ESTIMATE THE DAMAGE AND HARM WHICH SELLER WOULD SUFFER IN THE EVENT BUYER DEFAULTS AND FAILS TO COMPLETE THE SALE OR ACQUISITION OF THE PROPERTIES, AND INSOFAR AS A REASONABLE ESTIMATE OF THE TOTAL NET DETRIMENT THAT SELLER WOULD SUFFER IN THE EVENT OF BUYER’S DEFAULT AND FAILURE TO DULY COMPLETE THE SALE OR ACQUISITION OF THE PROPERTIES IS THE SUM OF TWO MILLION DOLLARS ($2,000,000).  SELLER SHALL BE ENTITLED TO THE SUM OF TWO MILLION DOLLARS ($2,000,000) AS AND FOR SELLER’S SOLE REMEDY FOR DAMAGES ARISING FROM BUYER’S FAILURE TO COMPLETE THE SALE OR ACQUISITION OF THE PROPERTIES IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT.  BY PLACING THEIR INITIALS BELOW, THE PARTIES ARE CONFIRMING THE ACCURACY OF THE STATEMENTS SET FORTH ABOVE.

BUYER	SELLER

12.2               Buyer’s Obligation re Liquidated Damages.

SELLER’S AGREEMENT TO ACCEPT LIQUIDATED DAMAGES IN THE EVENT OF BUYER’S DEFAULT IS EXPRESSLY SUBJECT TO AND CONDITIONED UPON BUYER’S PROMPT EXECUTION FOLLOWING ANY SUCH DEFAULT OF INSTRUCTIONS TO CANCEL ESCROW, BUYER’S IMMEDIATE PAYMENT OF LIQUIDATED DAMAGES AS PROVIDED ABOVE AND WAIVER OF ANY CLAIMS AGAINST SELLER OR THE PROPERTIES, IN ORDER THAT SELLER MAY REMARKET THE PROPERTIES TO AN ALTERNATE PURCHASER IN THE EVENT BUYER FAILS TO PERFORM HEREUNDER.  THEREFORE, IN THE EVENT BUYER FAILS TO PERFORM, AND DISPUTES SELLER’S RIGHT TO LIQUIDATED DAMAGES OR FAILS OR REFUSES TO ACKNOWLEDGE THAT BUYER HAS NO FURTHER INTEREST IN THE PROPERTIES OR ANY OF THEM, SELLER SHALL HAVE THE RIGHT IN LIEU OF ACCEPTING LIQUIDATED DAMAGES, TO PURSUE AND PROVE ITS ACTUAL DAMAGES.

12.3               Buyer’s Remedies

In the event that the transaction fails to close on account of Seller’s fault or Seller’s breach of this Agreement, Buyer shall be entitled to such remedies for breach of contract as may be available under applicable law (subject to the last paragraph of Section 15.1), including, without limitation, the remedy of specific performance.

13.  REPRESENTATIONS AND WARRANTIES OF SELLER

The following representations and warranties are now and shall, at the Closing, be, each to the extent of Seller’s actual knowledge, true and correct in all material respects.  If during the period between the execution of this Agreement and the Closing, Seller learns of or has a reason to believe that any of the following representations and warranties may cease to be true in all material respects, Seller covenants to give notice thereof to Buyer immediately.  If during the period between the execution of this Agreement and the Closing, Buyer learns of or has a reason to believe that any of the following representations and warranties may cease to be true in all material respects, Buyer covenants to give notice thereof to Seller immediately.

13.1               Authority of Seller

Seller is limited liability company duly organized and validly existing and in good standing under the laws of the State of formation; is validly existing, in good standing and authorized to do business in the States in which the Properties are located; and has the authority to own and convey the Properties.  This Agreement and all documents executed by Seller which are to be delivered to Buyer are, or at the time of the Closing will be, duly authorized, executed, and delivered by Seller and do not, and at the time of the Closing will not, violate any provisions of any agreement or judicial order to which Seller is a party or to which Seller or the Properties are subject.

13.2               Condition of Properties

There are now, and at the Closing there will be, no material, physical or mechanical defects of the Properties, including, without limitation, the elevators, escalators, plumbing, heating, air conditioning, ventilating, emergency safety systems, and electrical systems, and all such items are in good operating condition and repair and in material compliance with all applicable governmental laws, ordinances, regulations, and requirements, including, but not limited to, the Americans with Disabilities Act.  In addition, there are no existing leases or possessory agreements affecting any of the Properties other than as disclosed to Buyer in writing.

13.3               Use and Operation

The use and operation of the Properties now is, and at the time of Closing will be, in material compliance with applicable building codes, safety, fire, environmental, zoning, and land use laws, and other applicable local, state, and federal laws, ordinances, regulations, and requirements.  Seller knows of no facts nor has Seller failed to disclose to Buyer any fact which would prevent Buyer from using and operating the Properties after the Closing in the manner in which the Properties have been used, leased and operated prior to the date of this Agreement.

13.4               Land Use Regulation

Seller has received no notice and has no actual knowledge of any condemnation, environmental, zoning or other land use regulation proceedings which may be contemplated or instituted which could detrimentally affect the use or operation of the Properties or the value of the Properties, nor has Seller received notice of any special assessment proceedings affecting the Properties.

13.5               Reports, Contracts and Other Documents

Contracts or documents delivered to Buyer pursuant to this Agreement are, and at the time of Closing will be, true and correct copies, are and at the time of Closing will be in full force and effect, and contain no material inaccuracies or misstatements of fact.  All documents that are required by this Agreement to be delivered to Buyer have been or will be delivered to Buyer.

13.6               Absence of Fraud and Misleading Statements

To Seller’s actual knowledge, no representation, warranty or statement of Seller in this Agreement or in any document, certificate or schedule prepared by Seller and furnished or to be furnished to Buyer pursuant thereto, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements or facts not materially misleading.

13.7               Litigation

There is no litigation, pending or threatened, against Seller or any basis therefor that arises out of the ownership of the Properties, or that can reasonably be expected to detrimentally affect the use or operation of the Properties for their intended purpose or the value of the Properties, or adversely affect the ability of Seller to perform its obligations under this Agreement.

13.8               Other Contracts to Convey

Except as disclosed to Buyer in writing, Seller has not committed nor obligated itself in any manner whatsoever to sell the Properties to any party other than Buyer.  Seller has not hypothecated or assigned any rents or income from the Properties in any manner which hypothecation or assignment will survive Closing.

13.9               Environmental Compliance/Hazardous Materials

13.9.1                      The Properties are not, and, as of the Closing will not be, in material violation of any federal, state, or local law, ordinance, or regulation relating to industrial hygiene or to the environmental conditions on, under, or about the Properties including, but not limited to, soil and groundwater conditions.

13.9.2                      There is no Hazardous Material (as defined below) present on the Properties except as otherwise disclosed to Buyer in writing, and excluding normal quantities of commercially available cleaning supplies and solvents used in the ordinary course of Seller’s business of operating motion picture theaters open to the general public.

13.9.3                      During the time in which Seller owned the Properties, neither Seller nor, to Seller’s actual knowledge, any third party has used, generated, manufactured, produced, stored, or disposed of on, under, or about the Properties or transported to or from the Properties any Hazardous Materials except as otherwise disclosed to Buyer in writing.

13.9.4                      There is no proceeding or inquiry by any governmental authority with respect to the presence of Hazardous Materials on the Properties or the migration of Hazardous Materials from or to the Properties except as otherwise disclosed to Buyer in writing.

13.9.5                      There are no storage tanks located in or under the Properties except as otherwise disclosed to Buyer in writing; and

13.9.6                      Seller has disclosed to Buyer in writing all information in Seller’s possession or control that relates to the environmental condition of the Properties.

The term “Hazardous Material” means, but is not limited to, any substance, material, or waste which is toxic, ignitable, reactive, or corrosive; which is or can be injurious to the health, safety, or welfare of the public or environment, and which is or becomes regulated by any local or state governmental authority or the United States Government.  The term “Hazardous Material” includes, without limitation, any material or substance which is (i) defined as a “hazardous waste,” “extremely hazardous waste,” “restricted hazardous waste,” “hazardous substance,” “pollutant or contaminant,” or “hazardous material,” by any local or state law, (ii) oil and petroleum products and their by-products, (iii) asbestos or asbestos-containing materials, (iv) designated as a “hazardous substance” pursuant to the Federal Water Pollution Control Act, (v) defined as a “hazardous waste” pursuant to the Federal Resource Conservation and Recovery Act, or (vi) defined as a “hazardous substance” pursuant to the Comprehensive Environmental Response, Compensation and Liability Act.

13.10             Property Tax Assessment

There are no special assessments levied against the Properties except as appear on the last available tax statement.  Notwithstanding any other provision of this Agreement to the contrary, if Buyer shall become liable after the Closing for payment of any property taxes assessed against the Properties for any period of time prior to the Closing, Seller shall discharge such tax assessment.

13.11             Agreements Affecting the Properties

At the Closing there will be no leases (other than the Lease), easements, encumbrances, or other agreements affecting the Properties except as shown in the Commitment for the Properties or as otherwise disclosed to Buyer by Seller in writing and approved by Buyer.

13.12             Use Permits and Other Approvals

Seller has obtained all licenses, permits, approvals, easements, and rights of way required from all governmental authorities having jurisdiction over the Properties or from private parties for the normal use and operation of the Properties and to ensure free and unimpeded vehicular and pedestrian ingress to and egress from the Properties as required to permit the normal intended usage of the Properties.  Seller has materially complied with all licenses and permits and has not received any notice that any licenses or permits will not be renewed upon expiration, or of any material conditions which will be imposed in order to receive any renewal.

13.13             Confidentiality

Except to the extent provided in the remainder of this Section (and subject to the terms and conditions specified herein), Seller shall hold as confidential all material terms and conditions of, and information received in connection with, the transaction contemplated hereby.  Except: (i) for Seller’s directors, officers, employees, affiliates, attorneys, accountants, auditors, lenders (and their lenders and any rating agencies) and others providing professional services, investors or prospective purchasers of Seller and (ii) as may be required to comply with regulatory requirements (e.g., filings with the Securities and Exchange Commission), administrative agency requirements, requirements of law, or a court order, Seller shall not release any such information to any other third parties without Buyer’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed.  Seller’s confidentiality obligations hereunder shall survive the Closing and delivery of the Deeds for a period of two (2) years.  Notwithstanding the foregoing, Seller may release one or more press releases to the public concerning the transaction contemplated hereunder provided that Buyer shall have the right to approve any such press releases prior to publication (said approval not to be unreasonably withheld, conditioned or delayed) for a period of one (1) year following the Closing.  The provisions of this Agreement supersede all previous confidentiality agreements (if any) between the parties hereto.

13.14             Survival

The representations and warranties of Seller contained herein shall survive the Closing and delivery of the Deeds for a period of one (1) year following the Closing.

13.15             No Broker

Seller warrants to Buyer that other than BANC OF AMERICA SECURITIES, there are no brokerage commissions or finder’s fees payable as a result of the Closing herein or as a result of any agreements with Seller or actions of Seller.  Seller shall indemnify and hold harmless Buyer from any claims, costs, damages, or liability based on any statement, representations, or agreement by Seller with respect to the payment of any brokerage commissions or finders’ fees.

13.16             Seller’s Actual Knowledge.

For purposes of this Lease, Seller’s “actual knowledge” and “Seller’s knowledge”, or words of similar effect, means the actual knowledge without duty of inquiry of Dean Kerasotes, Anthony Kerasotes, James DeBruzzi, Yovette Medina, and Tim Johnson, and not mere constructive knowledge of any of the foregoing or the actual or constructive knowledge of any other person, including, without limitation, any other officer, director, employee, attorney, accountant, agent or consultant of Seller.

14.  REPRESENTATIONS & WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

14.1               Authority of Buyer

Buyer is a corporation duly organized and validly existing under the laws of the State of formation.  This Agreement and all documents executed by Buyer which are to be delivered to Seller at the Closing are, or at the time of Closing will be, duly authorized, executed, and delivered by Buyer, and are, or at the Closing will be, legal, valid, and binding obligations of Buyer, and do not, and at the time of Closing will not, violate any provisions of any agreement or judicial order to which Buyer is a party or to which it is subject.

14.2               Absence of Fraud and Misleading Statements

To Buyer’s actual knowledge, no representation, warranty or statement of Buyer in this Agreement or in any document, certificate or schedule prepared by Buyer and furnished or to be furnished to Seller pursuant thereto, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements or facts not materially misleading.

14.3               Litigation

There is no litigation pending or, to Buyer’s knowledge, threatened, against Buyer or any basis therefor before any court or administrative agency that might adversely affect the ability of Buyer to perform its obligations under this Agreement.

14.4               Financial Condition

Buyer has adequate financial resources to make timely payment of all sums due from Buyer hereunder and to perform all of its obligations hereunder.

14.5               Confidentiality

Except to the extent provided in the remainder of this Section (and subject to the terms and conditions specified herein), Buyer shall hold as confidential all material terms and conditions of, and information received in connection with, the transaction contemplated hereby.  Except: (i) for Buyer’s directors, officers, employees, affiliates, attorneys, accountants, auditors, lenders and others providing professional services, investors or prospective purchasers of Buyer or the Property and (ii) as may be required to comply with regulatory requirements (e.g., filings with the Securities and Exchange Commission), administrative agency requirements, requirements of law, or court order, Buyer shall not release any such information to any other third parties without Seller’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed.  Buyer’s confidentiality obligations hereunder shall survive the Closing and delivery of the Deeds for a period of two (2) years.  Notwithstanding the foregoing, Buyer may release one or more press releases to the public concerning the transaction contemplated hereunder provided that Seller shall have the right to approve any such press releases prior to publication (said approval not to be unreasonably withheld, conditioned or delayed) for a period of one (1) year following the Closing.  The provisions of this Agreement supersede all previous confidentiality agreements (if any) between the parties hereto.

14.6               Survival

The representations and warranties of Buyer contained herein shall survive the Closing for a period of one (1) year.

14.7               No Broker

Buyer warrants that there are no brokerage commissions payable as a result of the Closing herein as a result of any agreements with Buyer or actions of Buyer.  Buyer shall indemnify and hold harmless Seller from any claims, costs, damages, or liability based on any statement, representations, or agreement by Buyer with respect to the payment of any brokerage commissions or finders’ fees.

15.  COVENANTS

Matters as to which Title Company need not be concerned, Seller and Buyer covenant and agree with one another as follows:

15.1               Indemnification by Parties; Damage Deductible and Cap.

Each party shall indemnify the other party and hold the other party harmless from and against any and all claims, demands, liabilities, liens, costs, expenses, penalties, damages, and losses, including, without limitation, reasonable attorneys’ fees and costs, suffered as a direct or indirect result of:

15.1.1                      Any misrepresentation, breach of warranty, or breach of covenant made pursuant to this Agreement or in any document, certificate, or exhibit given or delivered pursuant to or in connection with this Agreement; and

15.1.2                      Any and all obligations, liabilities, claims, liens, or encumbrances, whether direct, contingent, or consequential and no matter how arising or accruing, which are in any way related to or arising from any act, conduct, omission, contract, or commitment of a party (or any of its agents or employees) at any time or times before the Closing.  The provisions of this Section shall survive the execution and delivery of this Agreement, the delivery of the Deeds, and transfer of title.

15.1.3                      Buyer shall indemnify and hold Seller harmless from and against any and all claims, demands, damages, losses, liabilities, costs and expenses (including reasonable attorneys’, accountants’, consultants’ and expert witness fees) arising out of or in connection with any claimed damage to or loss of property or injury to persons, arising out of or in connection with any inspection by Buyer or its representatives of any of the Properties prior to the Closing.  Such obligation shall survive the closing or termination of this Agreement.

Notwithstanding anything to the contrary contained herein, Buyer shall not be entitled to reimbursement for and Seller shall not have any responsibility to the extent of any misrepresentation, breach or other items described in Section 15.1.1 or Section 15.1.2, above, except and to the extent that the aggregate damage to Buyer resulting from all such items is in excess of $500,000; and in no event shall Seller’s aggregate liability for all such misrepresentation, breaches or other obligations exceed the sum of $3,000,000.

15.2               Maintenance

Between the Seller’s execution of this Agreement and the Closing, Seller shall, at Seller’s sole cost and expense, maintain the Properties in good order, condition, and repair, reasonable wear and tear excepted, and shall operate the Properties in the same manner as before the making of this Agreement as though Seller were retaining the Properties.

15.3               Ordinary Course

Pending the Closing, Seller shall operate its business in the ordinary course.  After Buyer has approved or waived the items described in Section 4, Seller shall not enter into or terminate any contracts or agreements of a material pertaining to the Properties without in each case obtaining Buyer’s prior written consent thereto, not to be unreasonably withheld, conditioned or delayed.

15.4               Closing After Breach by Seller

Notwithstanding anything to the contrary contained in this Agreement, in the event Buyer shall become aware, prior to Closing, of a breach of a representation, warranty, covenant or obligation of Seller, or other condition to Buyer’s obligations hereunder, then, unless the same shall be the result of Seller’s gross negligence or deliberately wrongful act or omission or fraud upon Buyer, Buyer’s remedy shall be limited to (i) termination of this Agreement and the receipt of the return of Buyer’s Earnest Money Deposit, or (ii) proceeding to close without adjusting the Purchase Price, in which event Seller shall have no further responsibility to Buyer with regard to such breach or condition.

16.  LOSS BY FIRE OR OTHER CASUALTY; CONDEMNATION

16.1               Damage or Destruction

In the event that any of the improvements on the Properties are damaged or destroyed by fire or other casualty prior to the Closing, then Seller may terminate this Agreement as to each damaged or destroyed Property, or may agree to restore and repair such damage, either before or after the Closing.  Termination shall be by written notice to Buyer within five (5) days after the occurrence of the damage or destruction.  Buyer shall have no obligation to accept Seller’s offer to restore or repair such damage if such restoration and repair would cause the Closing Date to be extended.  If the restoration or repair shall take place after the Closing, a portion of the proceeds of sale equal to the estimated cost of such restoration or repair, shall be held in escrow by Escrow until Seller has completed the restoration or repair to the reasonable satisfaction of Buyer.  Seller shall pay escrow and title costs, if any, that exist as a result of terminating this Agreement under this Section.

16.2               Condemnation

In the event that prior to the Closing a governmental entity shall threaten or commence any condemnation proceeding to take any portion of the Properties, Buyer shall have the option to make either of the following elections:

16.2.1                      Terminate this Agreement by written notice to Seller within five (5) days of its receiving notice of such action of condemnation; or

16.2.2                      Proceed with the transaction in which case the Purchase Price shall not be reduced and Buyer shall be entitled to the net award paid to Seller or Seller’s mortgagee for the taking, if any, and Seller shall assign and transfer to Buyer all right, title, and interest in and to any awards.

17.  POSSESSION

Possession of the Properties shall be delivered to Buyer at the Closing, subject to the Lease.

18.  NOTICES

All notices, requests, or demands herein provided to be given or made, or which may be given or made by either party to the other, shall be given or made only in writing and shall be deemed to have been duly given:  (i) when delivered personally at the address set forth below, or to any agent of the party to whom notice is being given, or (ii) on the date delivered when sent via overnight courier, properly addressed and costs prepaid, or (iii) on the date sent via facsimile transmission, or (iv) seventy-two (72) hours after the time the same is deposited in the United States mail, properly addressed and first class postage prepaid, return receipt requested.  Notwithstanding the prescribed methods of delivery set forth above, actual receipt of written notice by a party designated below shall constitute notice given in accordance with this Agreement on the date received, unless deemed earlier given pursuant to the foregoing methods of delivery.  The proper address to which notices, requests, or demands may be given or made by either party shall be the address set forth at the end of this Section or to such other address or to such other person as any party shall designate.  Such address may be changed by written notice given to the other party in accordance to this Section.

If to Buyer:

REALTY INCOME CORPORATION

Attn:  Legal Department

220 West Crest Street

Escondido, CA  92025-1707

(760) 741-2111

(760) 741-8674 (Fax number)

If to Seller:

KERASOTES SHOWPLACE THEATRES, LLC

Attn:  Jim DeBruzzi

224 North Des Plaines, Suite 200

Chicago, IL  60661

(312) 756-3365

(312_ 777-0465 (Fax number)

If to Escrow:

STEWART TITLE GUARANTY COMPANY

Attn:  Jeff A. Dahlen

2 North LaSalle Street, Suite 1400

Chicago, IL  60602

(800) 261-9800, Ext. 243

(312) 849-4410 (Fax number)

19.  GENERAL PROVISIONS

19.1               Recitals

The Recitals set forth above commencing on Page 1 of this Agreement are incorporated herein by reference.

19.2               Manner of Taking Title

Buyer shall have the right to take title to the Properties at the Closing in a name other than Buyer’s name.

19.3               Right to Assign

Buyer shall have the right to assign, in part, with respect to one or more Properties identified on Exhibit “F”, Buyer’s rights hereunder to its subsidiary, Crest Net Lease, Inc., but any such assignment shall not relieve Buyer of Buyer’s obligations herein unless Seller expressly relieves Buyer by written instrument, and a partial assignment shall not obligate Seller to convey fewer than all of the Properties concurrently to Buyer and Crest Net Lease, Inc.

19.4               Gender; Number

The use of (i) the neuter gender includes the masculine and feminine and (ii) the singular number includes the plural whenever the context requires.

19.5               Captions

Captions in this Agreement are inserted for the convenience of reference only and do not define, describe, or limit the scope or the intent of this Agreement or any of its terms.

19.6               Exhibits

All attached exhibits are a part of this Agreement and are incorporated in full by this reference.

19.7               Entire Agreement

This Agreement contains the entire agreement between the parties relating to the transactions contemplated hereby and all prior or contemporaneous agreements, understandings, representations, and statements, oral or written, are merged into this Agreement.

19.8               Modification

No modification, waiver, amendment, discharge, or change of this Agreement shall be valid unless it is in writing and signed by the party against which the enforcement of the modification, waiver, amendment, discharge, or change is or may be sought.

19.9               Attorneys’ Fees

Should any party employ an attorney for the purpose of enforcing or construing this Agreement, or any judgment based on this Agreement, in any legal proceeding whatsoever, including insolvency, bankruptcy, arbitration, declaratory relief, or other litigation, the prevailing party shall be entitled to receive from the other party or parties, reimbursement for all attorneys’ fees and all costs, including, but not limited to, service of process, filing fees, court and court reporter costs, investigative costs, expert witness fees, and the cost of any bonds, whether taxable or not, and that such reimbursement shall be included in any judgment or final order issued in that proceeding.  The “prevailing party” means the party determined by the court to most nearly prevail and not necessarily the one in whose favor a judgment is rendered.

19.10             Joint and Several Liability

If any party consists of more than one person or entity, the liability of each such person or entity signing this Agreement shall be joint and several.

19.11             Governing Law

THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THE STATE OF NEW YORK AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

19.12             Consent to Jurisdiction

EACH OF BUYER AND SELLER CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN NEW YORK, NEW YORK, AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE LITIGATED IN SUCH COURTS. EACH OF BUYER AND SELLER ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW.

19.13             Waiver of Jury Trial

EACH OF BUYER AND SELLER HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT.  EACH OF BUYER AND SELLER ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF IT.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  EACH OF BUYER AND SELLER ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THE FUTURE.  EACH OF BUYER AND SELLER FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 19.13 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

19.14             Time of Essence

Time is of the essence of this Agreement and every provision hereof.

19.15             Severability

In the event any term, covenant, condition, or provision of this Agreement is held to be invalid, void, or otherwise unenforceable by any court of competent jurisdiction, the fact that such term, covenant, condition, or provision is invalid, void, or otherwise unenforceable shall in no way affect the validity or enforceability of any other term, covenant, condition, or provision of this Agreement.

19.16             Successors and Assigns

All terms of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective legal representatives, successors, and assigns.

19.17             Omitted

19.18             Drafting

This Agreement shall not be construed more strictly against one party than the other because it may have been drafted by one of the parties or its counsel, each having contributed substantially and materially to the negotiation and drafting hereof.

19.19             No Agreement Until Mutually Accepted

The delivery of unexecuted copies or drafts of this Agreement by either Buyer or Seller is solely for the purpose of review by the party to whom delivered and is in no way to be construed as an offer by Buyer or Seller, nor in any way implies that Buyer is under any obligation to purchase, or that Seller is under any obligation to sell, the Properties.  When this Agreement has been executed by both Buyer and Seller, it shall constitute a binding agreement to purchase and sell the Properties upon the terms and conditions provided herein, and Buyer and Seller agree to execute all instruments and documents and take all actions as may be reasonably necessary or required in order to consummate the purchase and sale of the Properties as contemplated herein.

THE REMAINDER OF THIS PAGE WAS LEFT BLANK INTENTIONALLY.

19.20             Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.  The counterparts shall together constitute but one agreement.  Any signature on a copy of this Agreement or any document necessary or convenient thereto sent by facsimile shall be binding upon transmission by facsimile and the facsimile copy may be utilized for the purposes of this Agreement.

BUYER:		SELLER:

REALTY INCOME CORPORATION, a Maryland corporation		KERASOTES SHOWPLACE THEATRES, LLC, a Delaware limited liability company

By:	/s/ Michael R. Pfeiffer	By:	/s/ Jim DeBruzzi

Date:	September 19, 2005	Date:	September 19, 2005

TITLE COMPANY:

STEWART GUARANTY TITLE COMPANY

By:	/s/ Lucky Camargo

Date:	September 19, 2005